Exhibit 99.1

For Release: Tuesday, May 1, 2012, 10 a.m. EDT

GM Reports April Sales of 213,387 Vehicles, Increases 2012 Sales Outlook

DETROIT - General Motors Co. (NYSE: GM) today reported April sales of 213,387 vehicles in the United States. Retail sales were essentially equal to April 2011. GM's fleet sales declined 25 percent due to the timing of rental customer deliveries, as previously indicated.
As a result, total sales were down 8 percent.

Based on higher than expected first quarter industry sales and expectations that the U.S. economy will continue to grow, GM is increasing its full-year light vehicle sales forecast to 14.0 million - 14.5 million units from 13.5 million - 14.0 million units.

“We expect gradual improvement in the economy going forward,” said Don Johnson, vice president, U.S. Sales Operations. “Over time, strength in the manufacturing sector and strong retail sales will lead to more job creation. That will help more consumers put the recession behind them, gain even more confidence and drive vehicle sales higher for both the industry and GM.”

GM's two newest vehicles, the Chevrolet Sonic and the Buick Verano, continue to perform well.
Chevrolet Sonic sales were 38 percent higher than the vehicle it replaced. Buick Verano sales reached 2,989 units and have increased each month since it went on sale in late November 2011. In addition, Chevrolet Volt sales of 1,462 units were strong nationally but limited by availability of vehicles in California, where GM is launching a model that qualifies for high-occupancy vehicle lane access.

Other highlights include a 7 percent year-over-year increase for the Cadillac CTS sedan, a 20 percent increase for the GMC Sierra, a 9 percent increase for the GMC Terrain, a 5 percent sales increase for the Chevrolet Silverado and a 7 percent increase for the Chevrolet Equinox.

On a selling-day adjusted basis, GM total sales were up 3 percent and retail sales were up 12 percent. On the same basis, Chevrolet retail sales were up 13 percent, Buick retail sales were up 8 percent, GMC retail sales were up 17 percent and Cadillac retail sales were essentially equal to a year ago. There were three fewer selling days in April 2012 than a year ago.

2012 Highlights	April Total Sales	Total Change vs. April 2011	April Retail Sales	Retail Change vs. April 2011	Retail Change vs. April 2011 (selling days adjusted)	CYTD Sales	CYTD Change vs. 2011	CYTD Retail Sales	CYTD Retail Change vs. 2011
Chevrolet	155,487	(8.4%)	105,702	0.2%	12.7%	603,621	3.0%	406,919	0.5%
GMC	32,603	4.5%	27,524	4.4%	17.4%	124,487	2.0%	107,052	(0.2%)
Buick	15,446	(16.1%)	13,529	(3.9%)	8.1%	52,782	(16.4%)	48,905	(4.9%)
Cadillac	9,851	(25.0%)	9,525	(11.4%)	(0.3%)	40,817	(23.9%)	39,377	(13.7%)
Total GM	213,387	(8.2%)	156,280	(0.2%)	12.2%	821,707	(0.4%)	602,253	(1.1%)

Inventory	Units @ March 31, 2012	Days Supply (selling days adjusted)	Units @ April 30, 2012	Days Supply (selling days adjusted)
All Vehicles	713,008	86	701,389	79
Full-size Pickups	231,594	124	226,585	121

Industry Sales	April SAAR (est.)	Q1 2012 SAAR	Full Year 2012 (est.)
Light Vehicles	14.2 million - 14.5 million	14.6 million	14.0 million - 14.5 million

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	April			(Calendar Year-to-Date)
				January - April
	2012	2011	%Change Volume	2012	2011	%Change Volume
Enclave	5,000	5,230	(4.4)	15,950	19,675	(18.9)
LaCrosse	4,545	5,649	(19.5)	18,023	18,588	(3.0)
Lucerne	60	3,009	(98.0)	888	10,681	(91.7)
Regal	2,852	4,525	(37.0)	9,952	14,208	(30.0)
Verano	2,989	—	***.*	7,969	—	***.*
Buick Total	15,446	18,413	(16.1)	52,782	63,152	(16.4)
CTS	4,202	4,220	(0.4)	16,276	18,519	(12.1)
DTS	39	1,906	(98.0)	275	6,363	(95.7)
Escalade	908	970	(6.4)	3,914	4,964	(21.2)
Escalade ESV	543	628	(13.5)	2,420	2,608	(7.2)
Escalade EXT	141	135	4.4	535	604	(11.4)
SRX	3,998	4,380	(8.7)	17,290	18,339	(5.7)
STS	20	887	(97.7)	107	2,240	(95.2)
XLR	—	1	***.*	—	2	***.*
Cadillac Total	9,851	13,127	(25.0)	40,817	53,639	(23.9)
Avalanche	1,676	1,339	25.2	7,170	5,805	23.5
Aveo	6	4,645	(99.9)	48	12,859	(99.6)
Camaro	9,627	10,852	(11.3)	31,551	30,824	2.4
Caprice	174	—	***.*	542	—	***.*
Captiva Sport	3,493	—	***.*	10,713	—	***.*
Cobalt	1	37	(97.3)	4	679	(99.4)
Colorado	3,499	2,789	25.5	13,555	10,160	33.4
Corvette	1,396	1,454	(4.0)	4,328	4,293	0.8
Cruze	18,205	25,160	(27.6)	75,288	75,365	(0.1)
Equinox	18,282	17,067	7.1	69,859	60,297	15.9
Express	6,599	5,885	12.1	22,266	21,030	5.9
HHR	—	6,222	***.*	9	27,435	***.*
Impala	14,965	21,071	(29.0)	65,342	70,612	(7.5)
Kodiak 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Malibu	21,906	24,701	(11.3)	80,456	73,446	9.5
Silverado-C/K Pickup	30,749	29,342	4.8	126,387	121,797	3.8
Sonic	6,387	—	***.*	28,250	—	***.*
Suburban (Chevy)	3,463	3,613	(4.2)	13,355	11,298	18.2
Tahoe	5,845	5,458	7.1	19,678	22,651	(13.1)
TrailBlazer	—	—	***.*	—	11	***.*
Traverse	7,752	9,666	(19.8)	29,443	36,034	(18.3)
Volt	1,462	493	196.6	5,377	1,703	215.7
Chevrolet Total	155,487	169,794	(8.4)	603,621	586,299	3.0
Acadia	6,087	6,912	(11.9)	23,236	26,600	(12.6)
Canyon	787	619	27.1	3,851	2,843	35.5
Envoy	—	—	***.*	—	1	***.*
Savana	2,342	2,784	(15.9)	7,380	5,475	34.8
Sierra	12,598	10,523	19.7	47,270	44,468	6.3
Terrain	7,839	7,205	8.8	30,035	27,065	11.0
Topkick 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Topkick 6/7/8 Series	***.*	***.*	***.*	***.*	***.*	***.*
Yukon	1,762	1,937	(9.0)	7,879	9,501	(17.1)
Yukon XL	1,188	1,224	(2.9)	4,836	6,040	(19.9)
GMC Total	32,603	31,204	4.5	124,487	121,993	2.0
GM Vehicle Total	213,387	232,538	(8.2)	821,707	825,083	(0.4)
* 24 selling days for the April period this year and 27 for last year.